THOMPSON HINE

BRUSSELS CINCINNATI CLEVELAND COLUMBUS DAYTON NEW YORK WASHINGTON, D.C.

September 13, 2006

Unified Series Trust
431 North Pennsylvania Street
Indianapolis, Indiana 46204

Re: Unified Series Trust, File Nos. 333-100654 and 811-21237

Gentlemen:

This letter is in response to your request for our opinion in connection with the filing of Post-Effective Amendment No. 71 to the Registration Statement, File Nos. 333-100654 and 811-21237 (the "Registration Statement"), of Unified Series Trust (the "Trust").

We have examined a copy of the Trust's Agreement and Declaration of Trust, the Trust's By-laws, the Trust's record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

Based upon the foregoing, we are of the opinion that, after Post-Effective Amendment No. 71 is effective for purposes of applicable federal and state securities laws, the shares of the Leeb Focus Fund and NS Small Cap Growth Fund, each a series of the Trust, if issued in accordance with the then current Prospectus and Statement of Additional Information of the Fund, will be legally issued, fully paid and non-assessable. We express no opinion as to compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and applicable state laws regulating the offer and sale of securities.

We hereby give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 71 to the Registration Statement. This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent. This opinion is prepared for the Trust and its shareholders, and may not be relied upon by any other person or organization without our prior written approval.

Very truly yours,

Thompson Hine LLP

THOMPSON HINE LLP

JMS/DSM

597581.3